                                                                  EXHIBIT 10.60


                                                                  March 25, 1997



Mr. Wesley Mancini
Wesley Mancini Ltd.
1208 The Plaza
P.O. Box 9545
Charlotte, NC 28205

Dear Wesley:

This letter is to serve as the agreement under which Wesley Mancini Ltd. ("Mancini") renders services as an independent consultant to Conso Products Company ("CONSO"). The term of this agreement under the following terms and conditions shall be from January 1, 1997, through December 31, 1998.

1. Mancini's duties under this agreement are to provide design and design support services for future products of CONSO as requested by CONSO, including the design styling of trimmings to be sold either as stock products under CONSO's Imperial name or as "private label" collections under the name of another company.

2. CONSO shall have full right, title, and interest in and to all designs produced by Mancini hereunder. During the term of this agreement, Mancini shall render design and design support services related to trimmings and narrow width fabrics only for Conso and no other decorative trimmings manufacturer. CONSO may use the services of other independent designers only after first contacting Mancini and Mancini prefers not to develop the styles requested by Conso. CONSO shall have the right to apply for and to secure, in the name of Conso Products Company, copyrights on all designs produced by Mancini hereunder and Mancini will cooperate with CONSO to the extent required in obtaining such copyrights. Conso acknowledges that the name "Wesley Mancini" and variations thereof are registered trademarks and that any symbol or logo incorporating the trademarked names constitute Mancini's trademarks. Conso is granted a license to use the names in connection with its decorative trimmings and narrow width fabrics contingent on control and approval of the nature and quality of the products by Mancini. The license to use the names extends only for the term of Conso's authority to manufacture and sell products under this Agreement and applies only to products designed by Mancini to which its name is identified. Conso acknowledges and agrees that any use of the trademarked names inures to the benefit of Mancini.

3. Mancini's work, under this agreement, shall be performed at the location of its choosing. Mancini agrees to spend all the time necessary at CONSO's production site, attend all necessary management, marketing and design meetings, and market, in which event CONSO shall reimburse Mancini for reasonable travel, lodging, and subsistence expenses upon presentation of itemized statements for such expenses, together with vouchers and receipts therefore. CONSO's travel policies include $ .26 per mile for auto travel from Charlotte, N.C., and coach air travel. Mancini shall also be reimbursed for all telephone toll charges incurred in rendering services under this agreement.

4. CONSO shall pay to Mancini royalty fees based on the following services by Mancini:

         - A 5% fee shall be paid on the net sales of all trimmings designed for and included in "private label" collections produced for other companies (such as Kravet) for as long as these stylings are sold by CONSO.

         - A 3% fee shall be paid on the net sales of all trimmings designed for and included in the Imperial Collection of Decorative Trimmings, and any other stylings of trimmings designed by Mancini and sold under the CONSO label, for as long as these stylings are sold by CONSO.

5. Mancini shall have design and content input on sample books, cards, boxes or other sales presentation materials which include the use of his name. CONSO shall have the ultimate right to decide which trimmings, lines, styles, colors and sample presentations shall be used for sales. CONSO also has the right to establish all sales prices for all products designed or colored by Mancini.

6. CONSO shall have the right to produce all trimmings and use any colors presented by Mancini for CONSO as long as CONSO compensates Mancini in accordance with this agreement.

7. The term of this agreement shall be for two (2) years from January 1, 1997 through December 31, 1998. In the event that, during such term, Wesley Mancini should become incapacitated to render services required hereunder or the agreement is not renewed on January 1, 1999, CONSO shall continue to pay royalties to Mancini, as specified in Section 4.

8. Neither Mancini nor any employee of Mancini shall act as an agent of CONSO, nor be deemed to be an employee of CONSO for the purpose of any employee benefit program or otherwise, and Mancini shall be deemed to be an independent contractor to CONSO. Further, CONSO shall have no obligation to withhold any taxes, social security, or other sums from any payments due to Mancini hereunder. In addition, Mancini shall not enter into any agreement or incur any obligation on behalf of CONSO, or commit CONSO in any manner.

 9. The term "Designs" shall mean all styles of trimmings or colors designed by Mancini and the production of such designs shall be credited to Mancini for royalty purposes.

10. The design of any line of trimmings sold under the CONSO label (such as the Imperial Collection) will be attributed to Mancini by either mention on the label or placard associated with the display of any such design if requested by Mancini. Any such label or placard will be designed by Mancini or at his direction and shall be placed upon all samples of trimmings or placards displaying such trimmings at CONSO's expense. CONSO shall have final approval as to the type, size, and cost of reproduction of any such label or placard. In the case of designs for "private label" companies, the designation of Mancini as the designer shall be mutually agreed upon by Mancini and the "private label" company on a case by case basis. Mancini shall have the option of designing stylings for a "private label"company if they do not come to an agreement as to credit for Mancini.

11. Any proposals for advertisements displaying the line of trimmings designed by Mancini and sold under the CONSO label shall be submitted to Mancini for approval, which will not be unreasonably withheld. Should Mancini fail to notify Conso Products Company or its marketing agency that said proposals are unsatisfactory, within twenty (20) days of receipt by Mancini, Mancini will be deemed to have consented to said proposal.

12. This agreement shall be governed and construed in accordance with the laws of the State of North Carolina.


         This the 25th day of March, 1997.



         CONSO PRODUCTS COMPANY



         By: /s/ Duane Southerland, Jr.
             --------------------------------------------------------
                           President


         WESLEY MANCINI LTD.


         By: /s/ Wesley Mancini
             --------------------------------------------------------
                           President